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Exhibit (c)(1)

        JAAKKO PÖYRY CONSULTING

Review of
European Containerboard Industry

Prepared for

Madison Dearborn Partners

May 30, 2002

All rights reserved. No part of this report may be reproduced in any form or by any means without permission in writing from Jaakko Pöyry Consulting.

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Introduction

This report is addressed to:

  —
  Madison Dearborn Partners

  —
  Deutsche Bank AG London for itself and as facility agent and security agent

  —
  Deutsche Bank AG London as agent, underwriter and arranger

  —
  Merrill Lynch International, as arranger

  —
  Merrill Lynch Capital Corporation, as underwriter

Madison Dearborn Partners (MDP) is interested in better understanding the European containerboard industry in order to help assess the potential for investment opportunities similar to its acquisition of PCA. Consequently MDP retained JP Management Consulting (North America) Inc. (JPMC) to prepare an analysis of the following aspects for the European Containerboard industry:

  —
  Markets

  —
  Industry Structure

  —
  S/D Balance (Trade Flow)

  —
  Competitive Environment

  —
  Price Forecast

Containerboard Industry—Regional Comparison

        While there are several similarities in the containerboard business in Europe and North America, there are even more differences.

Europe vs. North America
Similarities		Differences
•	Containerboard producing facilities leverage	•	Better growth potential in Europe
available local resources
		•	Untapped regions: nearby emerging countries
•	Consolidating producers
		•	More business models (strategies)
•	Consolidating buyers
		•	Lower basis weight
—Multinational
		•	Weak euro is helping
—Global
		•	Negative Trade Balance (Importer)
•	Top players are integrated
		•	Recycled fiber-based grades dominate
		•	More fragmented
		•	Much weaker assets (especially the 90% that is recycled)
		•	Less integration overall
		•	Less national (Pan-European)
		•	Less umbrella (price/operating rate) to operate under
		•	More opportunity for consolidation

The current acquisition opportunity in Europe is more likely to be in the role of a consolidator and less to operate under the umbrella of large, integrated industry leaders.
As this strategy is implemented, the business will become more like the U.S.

The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Introduction

Madison Dearborn Partners (MDP), as one of the largest private equity investment firms in the US managing four funds totaling over USD 10 billion, invests in four segments—Communications, Basic Industries, Health Care and Financial Services. MDP s past and present Basic Industries portfolio includes several pulp and paper businesses including Bay State Paper, Buckeye Cellulose Corp., Packaging Corp. of America, and RiverwoodInternational Corporation.

JP Management Consulting (North America) Inc. (JPMC) was retained to assist MDP in understanding the potential European opportunity by providing strategic insights into the markets, industries and operating environment.

Objectives and Deliverables

Objective

The primary objective is to determine if the industry structure and market environment is favorable for investment in the containerboard segment in Western Europez

Sub-objectives		Main deliverables		Benefits to MDP
•	Review European, and Latin American markets	•	Current markets for liner and corrugating medium and corrugated containers	•	Understanding of market structure and key dynamics
		•	Identification of key markets and end uses
		•	Demand drivers
•	Assessment of European industry	•	Industry structure—raw materials and converting	•	Enables to draw conclusions on industry attractiveness and role of key
		•	Ranking of main producers		players
		•	Strategies of main producers
		•	Importance of imports as a supply source
•	Analyze demand and	•	Demand growth, supply changes	•	Gives future looking assessment
	supply balances	•	Announced capacity changes (shut downs, conversions, new PMs)		of operating and price environment
		•	Capacity utilization rates
•	Assess cost	•	Assessment of competitors cost	•	Analysis of supply-side structure
	competitiveness		position	•	Facilitates the benchmarking and
		•	Kraftliner and testliner mill cost curves		comparison of key players
		•	Distribution costs
		•	Mill and plant strategic locations
•	Develop price forecasts	•	Short-term and long-term price	•	Understanding of cyclicality patterns
			forecasts		and relationships between grades and
		•	BSKP, OCC, testliner, kraftliner,		raw materials
			corrugated board	•	Fundamental to determine margin potential

Product, Geographic Scope and Methodology

Products to be included are:

  —
  Linerboard: kraftliner and testliner

  —
  Corrugating medium: NSSC fluting and recycled fluting

Geographic scope includes:

  —
  Europe; emphasis on key countries

  —
  Latin America; brief regional overview

Methodology:

  —
  JPMC drew upon its global network s extensive proprietary knowledge and analyses to develop a comprehensive perspective on the selected markets.

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Summary: Overview of Containerboard Industry

  •
  In 2000, global demand of containerboard (92.3 million metric tons) was almost met by the total production of containerboard (92.1 million metric tons). In the future, consumption will continue to rise in North America and Europe with significantly higher demand growth coming from Asia and Latin America.

  •
  North America represented 33% of the containerboard market, followed by Asia (30%), Western Europe (22%) and Latin America (7%).

  •
  There are a limited number of global producers of containerboard substrates. As a result of increased local production, the share of imports of U.S. kraftliner has declined.

  •
  In Latin America, overall consumption of containerboard totaled 6.8 million metric tons while production was 5.4 million metric tons. Brazil and Mexico account for 66% of containerboard consumption. The remainder of the demand for containerboard is imported.

  •
  In Asia, overall consumption of containerboard was 27.9 million metric tons while production was 26.6 million metric tons. Consumption is spread evenly among Japan, China and the rest of Asia. The capacity market share among the top producers are region-specific.

  •
  The major end use for corrugated board is food/agricultural produce. From an end use standpoint, the main driver is the continued trend towards consumer convenience. Competition from plastics/film packaging substitutes increases the role of corrugated producers to enhance and create value in their packaging material.

Summary: Overview of Containerboard in WE

  •
  Consumption in Western Europe (WE) grew to 20 million metric tons of containerboard in 2000; 4 million metric tons of kraftliner, 1 million metric tons of NSSC and 15 million metric tons of other recycled containerboard materials.

  •
  Overall, Germany, Italy and France constituted 55% of total consumption of containerboard within Western Europe.

  •
  The containerboard industry in Europe is more fragmented than in North America. There are 151 containerboard producers in Western Europe with the top five producers having 42% share of the total capacity in Western Europe. In comparison, there are only 53 containerboard suppliers residing in North America; the top 5 have 57% share of total capacity.

  •
  SCA, Jefferson Smurfit and Kappa Packaging are the leading containerboard producers and are also the three largest converters of corrugated board in Western Europe. The leading containerboard producers in North America are highly integrated as well.

Overview—Regional Consumption and Growth

Global Consumption in 2000 : 92.3 million metric tons

North America, Asia and Western Europe are the key markets.
Growth has been rapid in Asia and Latin America 1995-2000.

Overview—Global Producers

The largest producers of containerboard substrates, in particular kraftliner, come from
North America. Containerboard producers are regional—there are only few global players.

*
Temple-Inland to buy Gaylord Container

**
Mead & Westvaco merger

Overview—Trade Flows

Overall trade has grown. However, kraftliner
imports from the U.S. have dropped significantly.

Corrugated Container Production and End Use

Drivers

  •
  Food industry --> stability

  •
  New applications e-business --> microflutes, white top, high quality graphics

  •
  Changes in retail trade --> large-size containers

  •
  Threats: plastic-based packaging solutions (RTPs)

Global Production in 2000: 125 billion m2

Although end uses vary regionally, the major end uses for corrugated board fall into the food and electrical appliance categories

*
Other includes corrugated boxes for items such as paper, allied products, toys, sports and automotive goods

Western Europe

Containerboard in Western Europe 2000

Country	Production	Consumption	Net Trade
	-1000 tons-
Nordic	3,241	935	2,305
Finland	778	308	470
Norway	360	124	235
Sweden	2,103	503	1,600

Western Europe (excl. Nordic)	16,704	19,394	-2,690
Austria	925	444	481
Belgium	263	648	-385
Denmark	215	383	-168
France	3,330	3,416	-86
Germany	3,830	4,298	-468
Greece	90	191	-101
Ireland	43	136	-93
Italy	2,603	3,561	-959
Netherlands	787	800	-13
Portugal	391	255	136
Spain	1,919	2,572	-652
Switzerland	437	279	158
UK	1,871	2,411	-540

Total	19,945	20,329	-385

Western Europe is a 20 million ton market. Nordic countries export to other parts of Western Europe to compensate for the trade deficits.

Consumption of Different Substrates in WE

Western Europe

Most growth has been in recycled fiber-based liner and fluting

*
Other includes recycled liners, recycled corrugating medium and non-wood fiber-based corrugating materials

Containerboard Consumption per Capita 1980-2000

Containerboard is a growing market in Europe, whereas North America is mature.
European growth is driven by growing trade of packaged products, packaging of cut size paper, and electronics packaging.

Major Markets for Substrates in WE

Western Europe 2000

*
Other includes recycled liners, recycled corrugating medium and non-wood fiber-based corrugating materials

U.S. Kraftliner Consumption in Europe

Country	2000 Total Kraftliner Consumption	2000 Share of U.S. Kraftliner		2001 Share of U.S. Kraftliner
Spain	520,600	148,504 (29%	)	103,595
UK	481,400	145,767 (30%	)	95,243
Italy	733,300	141,305 (19%	)	199,380
Germany	765,800	73,988 (10%	)	27,899
Netherlands	190,900	27,843 (15%	)	25,253

TOTAL	2,692,000	537,407 (20%	)	451,371

Spain, UK and Italy are key consumers of U.S. kraftliner, e.g. IP has converting operations in these countries and they use captive kraftliner.

Corrugated Container End Uses in WE

Drivers

  •
  Increased demand for convenience foods and frozen foods is the main driver of the food and produce segments

  •
  Demand for bottled water contributes to the increased use of multipackand multiliter beverage containers

  •
  Changes in legislation pertaining to original pack dispensing has increased the use of pharmaceuticals/chemicals packaging

  •
  In others group, cut-size paper packaging has been a key driver for growth

Food/agricultural produce packaging is a steady end use in Europe, although, competition exists from the plastics/film arena.

*
Other includes corrugated boxes for items such as paper, allied products, toys, sports and automotive goods

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Latin America

Containerboard in Latin America 2000

Country	Production	Consumption	Net Trade
	-1000 tons-
Brazil	2,755	2,499	256
Mexico	1,595	2,001	-406
Argentina	466	598	-132
Colombia	245	344	-99
Chile	136	286	-150
Venezuela	112	109	3
Other	147	1,026	-1,026
Total	5,456	6,863	-1,554

Latin America must rely heavily on imports in order to meet the demand for containerboard

Consumption of Substrates in Latin America

Most growth has been in recycled fiber-based liner and fluting; 9%/a in 1995-2000

*
Other includes recycled liners, recycled corrugating medium and non-wood fiber-based corrugating materials

Corrugated Container End Uses in LA

Drivers

  •
  There is still substitution potential as wooden boxes are replaced by corrugated boxes.

  •
  The main drivers of food and produce packaging are technology innovations that have improved the quality of graphics and enhances the color of the consumer product packages.

  •
  Changing demographics also have contributed to the increased need of pharmaceutical packaging.

*
Other includes corrugated boxes for items such as paper, allied products, toys, sports and automotive goods

Key Producers in Latin America

Key Converters in Latin America

Top 5 represent 35% of the total corrugated board market in Latin America

*
JPC estimate

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Summary: European Containerboard Industry

  •
  Among the top ten producers in Western Europe, containerboard product portfolios differ yet each supply structure is profitable.

  •
  SCA, Jefferson Smurfit and Kappa Packaging are the leading producers of both liner and medium with operating profit margins between 8-12% in 2000.

  •
  With only eight producers of kraftliner, there is a highly concentrated number of players in this arena. In addition, one third of the producers are integrated to converting. This leaves ample room for negotiating power to lie in the hands of these leading producers.

  •
  The market for testliner is fragmented. The top ten producers represent 39% of the total capacity share. Mid-size producers of testliner have similar manufacturing capabilities.

  •
  A majority of the top ten suppliers of fluting produce recycled fluting materials while there are a concentrated number of NSSC fluting producers from the Nordic region, namely Billerud, Stora Enso and Metsä Group.

  •
  With the recent M&A activity, producer market share will continue to tighten in Western Europe among the top players in the containerboard market.

  •
  Producers in the containerboard market are becoming Pan-European suppliers in order to reach out to national rather than just local markets.

Containerboard—Product Offering of Top 10 Producers in Western Europe

Only the three largest players in Western Europe offer the entire product range of containerboard materials.

Top 10 Containerboard Producers in Western Europe
		Kraftliner		Testliner
Fluting
Rank		White Surface		White Surface
	Producer		Un-bleached		Un-bleached	NSSC	Recycled
1	SCA	X	X	X	X		X
2	Jefferson Smurfit	X	X	X	X		X
3	Kappa Packaging	X	X		X		X
4	SAICA				X	X	X
5	David S. Smith			X	X	X	X
6	Otor			X	X		X
7	Metsa Group	X				X
8	Leydier				X		X
9	Billerud	X				X
10	Adolf Jass			X	X		X

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Containerboard—Major Players in Western Europe

SCA, Jefferson Smurfit and Kappa Packaging are significant players in all major substrate markets. Mid-size players only partake in individual substrates markets.

Containerboard

SCA, Jefferson Smurfit and Kappa Packaging		Only producers that have all kraftliner, testliner and fluting capacity
SAICA		The fourth largest player, but lacks kraftliner production
Kraftliner	Jefferson Smurfit, SCA and Kappa Packaging	Concentrated in unbleached kraftliner, but have also substantial white surface kraftliner production
	Metsä Group	Largest in white surface kraftliner, but produces no unbleached kraftliner
Testliner	SCA, Jefferson Smurfit	Big players in both unbleached and white surface testliner
	Kappa Packaging and SAICA	Mainly supply unbleached testliner
Fluting	SCA, SAICA, Kappa Packaging and Jefferson Smurfit	SAICA is the only of these large fluting producers that has both NSSC and recycled fiber-based production
	David S. Smith	Overall the fifth largest containerboard producer has substantial production in both NSSC and recycled fluting
	Billerud, Stora Enso and Metsä Group	Major suppliers of NSSC, but have no recycled fiber-based production

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Recent Mergers and Acquisitions in Europe

Buyer Company	Target/s	Country/HQ	Completion
Mondi or SAICA	La Rochette Venizel	France	Both companies have made bids, Feb. 2002
SCA	Anjou Emballages, CIM, Pakkausjaloste	France Finland	Late 2001
Kappa Packaging	AssiDoman	Sweden	2001
Bourquin SA		Switzerland	MBO, 2000
SCA	Metsa-Serla Corrugated	Finland	2000
Kappa Packaging	SCA	France	2000
Jefferson Smurfit	Nettingsdorfer	Austria	Remaining 25%, 2000
Jefferson Smurfit	Norcor	UK	Remaining 70%, 2000

Major acquisitions, ownership share increases, and MBOs have taken place—both in containerboard and corrugated board. Biggest companies are behind the recent key transactions.

Corrugated Board Industry Trends

There are several Pan-European suppliers of corrugated board, with SCA, Jefferson Smurfit and Kappa Packaging leading the regional expansion process. Although the share of small, local players is decreasing, they still dominate in Germany and France.

Most leading European corrugated converters have expanded to Eastern Europe, but expansion outside Europe is still limited.

  •
  Otor has entered into a technology sharing agreement with MeadWestvaco to sell patented corrugated cases in the Americas.

  •
  Kappa Packaging has entered into a strategic alliance with Inland Paperboard in marketing to global buyers

Several alliances have been formed to serve Pan-European/global customers at a regional level, for example:

  •
  Kappa Packaging, David S. Smith and SAICA have formed an alliance called InpAct with the aim to service Pan-European customers with an extensive regional coverage. However, this alliance is ending late March, 2002. Kappa and SAICA are seeking to grow via acquistions.

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Summary: Demand and Supply Balance in WE

  •
  Worldwide containerboard consumption is forecast to grow 3.4%/a, from 92.3 million tons in 2000 to about 109 million tons by 2005. The average demand growth in the 1990s for containerboard was 3.8%/a.

  •
  The consumption of containerboards is expected to grow most rapidly in Asia (especially in China) and Latin America.

  •
  Containerboard consumption in Europe is forecast to grow from 19.9 million tons in 2000 to about 22.4 million tons by 2005. The average demand growth rates would be 3.9%/a in 1990-2000 and 2.4%/a in 2000-2005.

  •
  The supply of containerboard materials in Europe is predicted to rise by an estimated 740,000 metric tons with the addition of a new paper machine from Palm Papier scheduled to start-up in 2002 and a new machine from Cartiera del Polesine in 2003. Hamburger and Portucel Recicia also plan to add over 400,000 tons of capacity to the market with the construction of two paper machines in 2003. Adolf Jass plans to add an estimated 375,000 tons of testliner and recycled fluting capacity with construction of a new PM in 2004.

  •
  New PMs will have recycled fiber-based capacity.

Global Supply/Demand Balances in 1990-2005

Containerboard demand expected to exceed projected capacity by 2004.
However, a number of projects are planned to capture demand.

*
Estimated 4Q01

Supply/Demand Balance in Western Europe

Growth in containerboard demand in Western Europe will be met by new capacity additions coming on stream—especially from Germany. Recent operating rates have been good, and will increase barring significantly more capacity expansion or increased imports.

*
Estimated 4Q01

Major Capacity Changes in Europe*

Country	Company	Mill Location	PM	Grade	Capacity -1,000 mt -	Status	Year	Description
Germany	Adolf Jass	Rudolstadt-Schwarza	1	unbleached testliner, recycled fluting	375	Planned	4Q04	new PM
Germany	Hamburger Group	Schwarze Pumpe	1	white surface testliner	300	Planned	4Q03	new PM
Italy	Cartiera del Polesine	Loreo, Rovigo	4	unbleached testliner, recycled fluting	140	Decided	3Q03	new PM, Overmeccanica
Portugal	Portucel	Mourao	1	White top, unbleached testliner, recycled fluting	150	Planned	3Q03	new PM, EUR 74 million
Germany	Palm Papier	Wörth, near Karlsruhe	6	unbleached testliner, recycled fluting	600	Decided	4Q02	new PM
Sweden	Billerud	Grums	4	white surface kraftliner	60	Decided	3Q02	conversion (+), EUR 17 million
France	Papeteries Etienne (IP joint venture)	Arles	55	recycled fluting	60	Planned	3Q02	mill capacity expansion

Two new PMs are coming on stream in Europe 2002/2003; the biggest is the Palm 600,000 mt/a PM. Three planned PMs await final investment decision.

*
Full list of changes in the Appendix

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Distribution

The three largest containerboard producers have production facilities in several Western European countries while the rest have local focus.

The top 3 players have good coverage in Western Europe with minimal overlap of production locations. Pan-European players compete with mid-size, local players in each major Western European market.

Recycled containerboard grades are typically produced and consumed locally (radius of less than 600 km). However, kraftliner travels longer distances and competes mainly with U.S. supply.

Containerboard and converting facilities are scattered throughout Western Europe in order to serve local customers. However, this orientation prevents producers from capturing economies of scale.

	Germany, Austria, Switzerland	Italy	France	Spain, Portugal	UK, Ireland	Benelux	Other	Total
SCA	715,000	395,000	—	—	240,000	355,000	950,000	2,655,000
Jefferson Smurfit	675,000	108,000	1,155,000	273,000	283,000	—	—	2,494,000
Kappa Packaging	500,000	190,000	80,000	—	180,000	470,000	650,000	2,070,000
SAICA	—	—	50,000	1,210,000	—	—	—	1,260,000
David S. Smith	—	—	—	—	900,000	—	—	900,000
OTOR	—	—	670,000	—	—	—	—	670,000
Metsa	—	—	—	—	—	—	585,000	585,000
Leydier	—	—	525,000	—	—	—	—	525,000
Billerud	—	—	—	—	—	—	490,000	490,000
Adolf Jass	450,000	—	—	—	—	—	—	450,000
Other	3,851,500	2,231,500	1,139,000	1,132,500	319,000	290,000	1,110,000	10,073,500
Total	5,771,500	2,924,500	3,619,000	2,615,500	1,879,000	1,115,000	3,785,000	21,709,500

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Summary: Price Forecasts

  •
  Containerboard material constitutes 50% of the cost of producingcorrugated board.

  •
  Prices for liner, medium and old corrugated containers (OCC) are directly related to one another. OCC prices are highly volatile and this has directly impacted the prices of recycled fiber-based containerboard materials. The prices of virgin-based kraftliner and NSSC fluting materials are not as volatile as OCC prices.

  •
  Price differences among kraftliner of varying basis weights have been relatively stable. Conversely, there are significant price differences between SC medium and recycled fiber-based material which is heavily influenced by OCC market prices. Within the testliner market, there are small price fluctuations between different types of testliner material.

  •
  Germany and France have similar pricing environments. The United Kingdom is more sensitive due to imports from the U.S.

  •
  Price differences in Western Europe countries are likely to diminish with the introduction of the Euro.

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Kraftliner Prices in the U.S. and Europe

  •
  US producers have a great influence on international prices of kraftliner in the first place.

  •
  Kraftliner prices in Europe tend to follow the price movement in the North American markets.

  •
  The average long term price difference between European and US kraftliner is partly explained by the transport costs from the US to Europe.

  •
  Also European testliner prices have some impact on kraftliner prices especially in times of recession.

Pricing Dynamics for Containerboard in North America, Europe and Asia

Industry consolidation
Supply/demand of containerboard
Kraftliner price
Testliner price
Wood cost
OCC price
North America
Transport costs
Exchange rates
Kraftliner price
Testliner price
OCC price
Europe/Asia
Supply/demand of containerboard

Outline

Executive Summary

Introduction and Objectives

Review of European and Latin American Markets

Assessment of European Containerboard Industry

Analysis of Demand and Supply Balances

Assessment of Cost Competitiveness

Price Forecasts

Appendix

Appendix

Data Behind Graphs

Containerboard in Western Europe 2000

Country	Capacity**	Production	Consumption	Net Trade	Operating Rate
	- 1000 tons -
Nordic	3,430	3,241	936	2,305	94%
Finland	842	778	308	470	92%
Norway	426	360	125	235	85%
Sweden	2,162	2,103	503	1,600	97%

Western Europe (excl. Nordic)***	16,818	16,706	19,394	-2,690	99%
Austria	877	925	444	481	105%
Belgium	280	263	648	-385	94%
Denmark	200	215	383	-168	n.a.
France	3,554	3,331	3,417	-86	94%
Germany	4,001	3,830	4,298	-468	96%
Greece	105	90	191	-101	86%
Ireland	35	43	137	-94	n.a.
Italy	2,629	2,603	3,561	-958	99%
Netherlands	756	787	800	-13	104%
Portugal	383	391	255	136	102%
Spain	1,795	1,920	2,572	-652	107%
Switzerland	409	437	279	158	107%
UK	1,794	1,871	2,411	-540	104%

Total	20,248	19,947	20,332	-385	99%

**
Capacity is available from swing machines; in addition to dedicated liner and fluting PMs

***
Capacity is calculated based on individual PM capacities/JPMC databank

Kraftliner in Western Europe 2000

Country	Capacity**	Production	Consumption	Net Trade	Operating Rate
	- 1000 tons -
Nordic	2,261	2,122	438	1,684	94%
Finland	333	275	190	85	83%
Norway	276	230	45	185	83%
Sweden	1,652	1,617	203	1,414	98%

Western Europe (excl. Nordic)***	1,068	1,093	3,793	-2,700	102%
Austria	308	328	163	165	106%
Belgium		—	111	-111
Denmark		—	116	-116
France	490	453	475	-22	92%
Germany		—	766	-766
Greece		14	63	-49
Ireland		—	66	-66
Italy		40	733	-693
Netherlands		—	191	-191
Portugal	270	239	44	195	89%
Spain		19	521	-502
Switzerland		—	63	-63
UK		—	481	-481

Total	3,329	3,215	4,231	-1,014	97%

**
Capacity is available from swing machines; in addition to dedicated liner and fluting PMs

***
Capacity is calculated based on individual PM capacities/JPMC databank

NSSC in Western Europe 2000

Country	Capacity**	Production	Consumption	Net Trade	Operating Rate
	- 1000 tons -
Nordic	919	875	171	704	95%
Finland	494	485	45	440	98%
Norway	85	80	30	50	94%
Sweden	340	310	96	214	91%
Western Europe (excl. Nordic)	360	404	995	-591	112%
Austria	n.a.	70	96	-26
Belgium		—	0	0
Denmark		—	37	-37
France	160	152	91	61	95%
Germany		—	114	-114
Greece		—	41	-41
Ireland		—	3	-3
Italy	60	54	217	-163	90%
Netherlands		—	13	-13
Portugal		—	13	-13
Spain		—	209	-209
Switzerland		—	7	-7
UK	140	128	154	-26	91%

Total	1,279	1,279	1,166	113	100%

**
Capacity is available from swing machines; in addition to dedicated liner and fluting PMs

***
Capacity is calculated based on individual PM capacities/JPMC databank

Other* Corrugating Materials in Western Europe 2000

Country	Capacity**	Production	Consumption	Net Trade	Operating Rate
	- 1000 tons -
Nordic	250	244	327	-83	98%
Finland	15	18	73	-55	na
Norway	65	50	50	0	77%
Sweden	170	176	204	-28	104%

Western Europe (excl. Nordic)***	15,390	15,209	14,608	601	99%
Austria	569	527	185	342	93%
Belgium	280	263	537	-274	94%
Denmark	200	215	230	-15	n.a.
France	2,904	2,726	2,851	-125	94%
Germany	4,001	3,830	3,418	412	96%
Greece	105	76	87	-11	72%
Ireland	35	43	68	-25	n.a.
Italy	2,569	2,509	2,611	-102	98%
Netherlands	756	787	596	191	n.a.
Portugal	113	152	198	-46	n.a.
Spain	1,795	1,901	1,842	59	106%
Switzerland	409	437	209	229	107%
UK	1,654	1,743	1,776	-33	105%

Total	15,640	15,453	14,935	518	99%

*
Other includes recycled liners, recycled corrugating medium and non-wood fiber-based corrugating materials

**
Capacity is available from swing machines; in addition to dedicated liner and fluting PMs

***
Capacity is calculated based on individual PM capacities/JPMC databank

Allocated Capacity

  •
  Capacity numbers stated in the Appendix section of the Final Report is reported as allocated capacity.

  •
  Allocated capacity is grade-specific and is derived by taking into account the start-up of operation. Once an announcement is made, we assume that the machine will run at 70% utilization rate during the first year, 90% the following year and 100% by the third year. As a result, we arrive at a smaller capacity number than anticipated in the beginning.

  •
  Allocated capacity will fluctuate if a machine is capable of producing other grades in addition to containerboard materials, e.g. sack paper and/or if basis weights vary.

  •
  Operating rate is a function of allocated capacity and therefore, this rate may change depending on what a mill may decide to produce at any given point in time throughout the year.

  •
  As a result of the methodology used to for formulate a number for allocated capacity, these numbers should be used for indicative purposes only.

Trade Flow of Kraftliner 2000

Source	Target	Volume -1,000 metric tons -
USA	Canada	410
Canada	USA	460
North America	Latin America	1,160
Western Europe	Latin America	60
Latin America	Latin America	150
Nordic countries	Nordic countries	130
Nordic countries	Other Western Europe	1,450
Other Western Europe	Other Western Europe	790
North America	Western Europe	820
Eastern Europe	Western Europe	390
Africa	Western Europe	90
Latin America	Western Europe	40
Western Europe	Eastern Europe	80
North America	Asia	1,130
Western Europe	Asia	140
Eastern Europe	Asia	220
Africa	Asia	100
Asia	Asia	300
North America	Africa	50
Western Europe	Africa	50

Western Europe imported 820,000 tons of kraftliner from North America in 2000

Kraftliner Exports from the U.S.

1000 short tons
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000

Exports have dropped since late 1990s and are not expected to return to 1997-1998 levels due to shut downs of US capacity

Trade Flow Over the Next Five Years

Kraftliner
— — — — —
US imports driven by EUR/USD exchange rate

No capacity additions in Europe for unbleached kraftliner

Steady demand development

Good quality recycled liner projects can substitute kraftliner

Country specific differences
Kraftliner will most likely play a shrinking role in the future trade flows
Testliner

— — — —	Traded within a limited radius today

Companies owning converters in a number of countries

Imports and exports will grow in the future

Germany will export more; non-integrated companies such as Palm Papier, Hamburger, SAICA need to pursue other markets
Good quality testliner will be traded globally

Recent Capacity Changes in Europe 2000-2004

Country	Company	Mill Location	PM	Grade	Capacity -1,000 mt -	Status	Year	Description
Germany	Adolf Jass	Rudolstadt-Schwarza	1	unbleached testliner, recycled fluting	375	Planned	4Q04	New PM
Germany	Fritz Peters & Co.	Gelsenkirchen	1	unbleached, white top testliner	30	Planned	3Q04	Rebuild
Germany	Hamburger Group	Schwarze Pumpe, Brandenburg	1	white surface testliner	300	Planned	4Q03	New PM
Portugal	Portucel Recicla	Mourao	1	white top, unbleached testliner, recycled fluting	150	Planned	3Q03	New PM, EUR 74 million
Italy	Cartiera del Polesine	Loreo, Rovigo	4	unbleached testliner	140	Decided	3Q03	New PM, Overmeccanica
Spain	Union Industrial Papelera	La Pobla de Claramunt	1	unbleached testliner, recycled fluting	60	Planned	3Q03	Rebuild
Germany	Palm Papier	Wörth, near Karlsruhe	6	unbleached testliner, recycled fluting	600	Decided	4Q02	New PM
Sweden	Billerud AB, Gruvön Mill	Grums	4	white surf kraftliner	60	Decided	3Q02	Conversion (+), EUR 17 million
France	Papeteries Etienne	Arles	55	unbleached testliner, recycled fluting	60	Planned	3Q02	Mill Capacity Expansion
Sweden	Kappa Kraftliner	Piteå	1	unbleached kraftliner	20	Decided	3Q02	Rebuild, Metso
Spain	Papelera de la Alqueria	Alqueria d'Aznar	3	recycled fluting	10	Decided	3Q02	Rebuild
Germany	Papierfabrik Malsch	Malsch	6	recycled fluting	-35	Decided	3Q02	Shut Down
Germany	Prowell (Propapier)	Burg	1	recycled fluting, unbleached testliner	300	Decided	1Q01	New PM, Valmet, EUR 133 million
Germany	Roman Bauernfeind	Raubling	7	recycled fluting, unbleached testliner	105	Decided	1Q01	New PM
Spain	SAICA	El Burgo de Ebro	9	Recycled fluting	350	Decided	3Q00	New PM, Voith, EUR 157 million

Containerboard Prices vs. Operating Rates

In Western Europe, containerboard prices bottomed out in 1993 when the operating rates were at 90%. In 1996-1997, pricing concessions took place when operating rates were at 94% and have leveled off since then.

        The information on this page has been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission on the date upon which the Schedule TO was filed

Sources

  •
  Production and consumption statistics are based on CEPI (Confederation of European Paper Industries) and national trade associations estimates.

  •
  Imports and export statistics are based on national import/export trade statistics.

  •
  Date of Production, Consumption and Capacity Estimates: 4Q01

  •
  Date of Plant Expansions Estimates: 2Q02

  •
  Date of Pricing Estimates: 2Q02

Definitions: Containerboard Substrates in WE

I.
Containerboard—includes liner and flutings (corrugating medium), which are primarily used for the production of corrugated board;. linerboards are used as outer layers in corrugated board packages and flutings as corrugating medium.

A.
Linerboards—are divided into two major product categories: kraftliner and recycled fiber-based linerboard

1.
Kraftliner—European basis weights range from 125 to 300 g/m2

a.
Unbleached Kraftliner—based on unbleached kraft pulp, maximum 20% recycled fiber content; typical basis weight range 125-300 g/m2 (26-69 lbs/1,000 ft2) and lower basis weight range of 90-125 g/m2 for mini-flute applications (18-26 lbs/1,000 ft2)

b.
Fully Bleached Kraftliner—based on bleached softwood kraft pulp; typical basis weight range 125-175 g/m2 (26-36 lbs/1,000 ft2)

c.
White Top Kraftliner—top layer made of bleached softwood sulphate pulp (45-75 g/m2) and bottom layer made of unbleached softwood pulp; typical basis weight range 125-200 g/m2 (26-42 lbs/1,000 ft2); coating 14-20 g/m2 in coated white top kraftliners

d.
White Mottled Kraftliner—based on unbleached softwood kraft pulp with bleached pulp on the top layer (42-45 g/m2); typical basis weight range 125-200 g/m2 (26-42 lbs/1,000 ft2)

2.
Recycled Fiber-Based Liners

a.
Imitation Kraftliner—unbleached softwood kraft pulp in the top layer (15-30%) and the rest is recycled fiber-based; basis weight from 160 g/m2 and up

b.
Unbleached Recycled Liner—based on combinations of old corrugated containers (OCC), mixed waste paper, deinked waste paper and kraft pulp; typical basis weight range 125-200 g/m2 (26-42 lbs/1,000 ft2)

c.
White Top Recycled Liner—white recycled paper in the top layer, OCC and other recycled paper in the bottom layer; typical basis weight range 125-200 g/m2 (26-42 lbs/1,000 ft2)

d.
Mottled Recycled Liner—based on OCC and mixed waste paper; typical basis weight range 125-200 g/m2 (26-42 lbs/1,000 ft2)

*
In Germany, recycled linerboard is further divided into the following:

•
Testliner I: top layer made of unbleached kraft pulp and other layers of unbleached kraft pulp and other layers of recycled fiber

•
Testliner II: OCC in top layer

•
Testliner III: mixed waste paper

B.
Fluting

a.
Semichemical Corrugating Medium (NSSC Fluting)—based on 60-100% semichemical hardwood pulp and rest is recovered paper or softwood kraft pulp; typical basis weight range 110-210 g/m2 (23-44 lbs/1,000 ft2)

b.
Recycled Corrugating Medium (Wellenstoff)—based on OCC and mixed waste typical basis weight range 110-150 g/m2 (23-31 lbs/1,000 ft2); for mini-flute. typical basis weight range 85-110 g/m2 (18-23 lbs/1,000 ft2)

C.
Other

a.
Schrenz—low quality grade, mixed waste paper used both as linerboard and corrugating medium

QuickLinks

  Exhibit (c)(1)